CONSULTING AGREEMENT

     This CONSULTING AGREEMENT (the “Agreement''), is effective as of this 9th day of October, 2008 between: Lakeview Consulting LLC (the "Consultant"), with an office at 1617 Tucker Lane, Encinitas, CA 92024 and Ecolocap Solutions, Inc. (the Company), with an office at 740 St. Maurice, Suite 102, Montreal, Quebec Canada.

WITNESSETH

     WHEREAS, the Company requires and will continue to require consulting services relating to management advisement, strategic planning and marketing in connection with its business, together with advisory and consulting related to shareholder management and public relations;

     WHEREAS, Consultant is qualified to provide the Company with the aforementioned consulting services and is desirous to perform such services for the Company;

     WHEREAS, the Company wishes to induce Consultant to provide these consulting services to the Company and wishes to contract with the Consultant regarding the same believing it to be in its best interest,

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1. APPOINTMENT

     The Company hereby engages Consultant and Consultant agrees to render services to the Company as a consultant upon the terms and conditions hereinafter set forth.

2. TERM

     The term of this Consulting Agreement began as of the date of this Agreement, and shall terminate on October 9th, 2009, unless earlier terminated in accordance with paragraph 9 herein or extended as agreed to between the parties.

3. SERVICES.

     During the term of this agreement, the Consultant will assist the Company to provide Investor Relations/Investor Awareness and Public Relations Programs including the following functions:

a.	Assist the Company with Investor Awareness activities directed at current shareholders and potential new shareholders on a daily basis.

b.	Assist the Company to structure and implement a program designed to create extensive financial market and investor awareness for the Company to drive long-term shareholder support.

c.	Assist the Company as may be requested by the Company from time to time to carry out Investor Relations activities including:
-	Campaign Development and Execution
-	Press Announcements: drafting, approval and distribution
-	Database Development and Management
-	Awareness campaigns: institutional and retail
-	Public Relations
-	Preparation and dissemination of Investor Relations materials

4. DUTIES OF THE COMPANY.

     The Company shall provide Consultant, on a regular and timely basis, with all approved data and information about it, its subsidiaries, its management, its products and services and its operations as shall be reasonably requested. by Consultant, and shall advise Consultant of any facts which would affect the accuracy of any data and information previously supplied pursuant to this paragraph.

5. COMPENSATION.

     Upon execution of this Agreement and in settlement for its services hereunder, Consultant shall receive 1,000,000 (One Million) shares of Ecolocap Solutions, Inc. common restricted stock. Ecolocap Solutions, Inc. further agrees that within 3 days of the execution of this agreement it will execute a written request to its transfer agent to prepare and deliver, per Consultant's instructions, one or more stock certificates for Ecolocap Solutions, Inc. common restricted stock in the amount previously agreed upon.

6. REPRESENTATION AND INDEMNIFICATION.

     The Company shall be deemed to have been made a continuing representation of the accuracy of any and all facts, material information and data which it supplies to Consultant and acknowledges its awareness that Consultant will rely on such continuing representation in disseminating such information and otherwise performing its advisory functions. Consultant in the absence of notice in writing from the Company will rely on the continuing accuracy of material, information and data supplied by the Company. The Company agrees to indemnify, hold harmless and defend Consultant, its agents or employees from any proceeding or suit which arises out of or is due to the inaccuracy or incompleteness of any material or information supplied by the Company to Consultant. Consultant represents that he has knowledge of and is experienced in providing the aforementioned services.

d.

The Consultant understand that during any period in which the Company is in “registration” for a public offering of securities under the Securities Act of1933, and during the distribution of such securities, the Company's investor relations and marketing efforts will be severely limited. However, it will be the responsibility of the Company (with the advice of its securities counsel) to determine what investor relations and financial marketing efforts are permissible and non-permissible during such periods. and the Consultant will follow the direction of the Company and its securities counsel.

7. COMPLIANCE WITH SECURITIES LAWS.

     The Company understands that any and all compensation outlined in Section 5 shall be paid solely and exclusively as consideration for the aforementioned consulting efforts made by Consultant on behalf of the Company as an independent contractor. Consultant has been engaged to provide the Company with traditional business, management, technical and operational consulting, and related business services.

8. CONFIDENTIALITY

     Consultant will not disclose, without the consent of the company, any financial or business information concerning the business, affairs and plans of the Company which Consultant may receive from the Company, provided such information is plainly marked in writing by the Company as being confidential (the Confidential Information). Consultant will not be bound by the foregoing limitation in the event (i) the Confidential Information is otherwise disseminated and becomes public information or (ii) Consultant is required to disclose the Confidential Information pursuant to a subpoena or other judicial order.

9. MISCELLANEOUS.

     Termination: This Agreement may be terminated for cause by either Party upon written notice to the other Party for any reason which shall be effective five (5) business days from the date of such notice. This Agreement shall be terminated immediately upon written notice for material breach of this Agreement. Upon termination, and fees or expenses due to Consultant shall become immediately payable and the Company shall be entitled to a pro rata refund of Compensation paid to the Consultant.

     Modification: This Consulting Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof. This Consulting Agreement may be amended only in writing signed by both Parties.

     Notices: Any notice required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person or by facsimile transmission at the address of such Party set forth above or to such other address or facsimile telephone number as the Party shall have furnished in writing to the other Party.

     Waiver: Any waiver by either Party of a breach of any provision of this Consulting Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or any breach of any other provision of this Consulting Agreement. The failure of a Party to insist upon strict adherence to any term of this Consulting Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Consulting Agreement.

     Assignment: The Agreement is not assignable by either party unless agreed in writing.

     Severability: If any provision of this Consulting Agreement is invalid, illegal, or unenforceable, the balance of this Consulting Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

     Disagreements: Any dispute or other disagreement arising from or out of this Consulting Agreement shall be submitted to arbitration under the rules of the American Arbitration Association and the decision of the arbiter(s) shall be enforceable in any court having jurisdiction thereof. Arbitration shall occur only in San Diego County, CA. The interpretation and the enforcement of this Agreement shall be governed by California Law as applied to residents of the State of California relating to contracts executed in and to be performed solely within the State of California. In the event any dispute is arbitrated, the prevailing Party (as determined by the arbiter(s)) shall be entitled to recover that Party's reasonable attorney's fees incurred (as determined by the arbiter(s)).

     IN WITNESS WHEREOF, this Consulting Agreament has been executed by the Parties as of the date first above written.

For and on behalf of Ecolocap Solutions, Inc.	Lakeview Consulting LLC

ROBERT CLARKE	JOHN R. HICKS
Robert Clarke	John R. Hicks
Chairman